Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Enters Agreement with Fifth Third Bank, Eliminating $1.3 Million of Debt on Raleigh, NC Project

RESTON, VA, Nov 11, 2009 (MARKETWIRE via COMTEX) — Comstock Homebuilding Companies, Inc. (“Comstock Homebuilding”) (Nasdaq: CHCI) today announced that its subsidiary, Comstock Homes of Raleigh ( “Comstock of Raleigh”) had entered into an agreement with Fifth Third Bank (“Fifth Third”) to eliminate approximately $1.3 million of secured debt related to Comstock of Raleigh’s Brookfield project located in Raleigh, N.C. The subject debt is non-recourse to Comstock Homebuilding. Under the terms of the agreement, Fifth Third agreed to release Comstock of Raleigh and its affiliates from its obligations and guarantees relating to the project loan and Comstock of Raleigh agreed to cooperate with Fifth Third with respect to a foreclosure on a portion of the Brookfield project. As an incentive to Fifth Third to expedite the foreclosure Comstock Homebuilding agreed to enter into a non-interest bearing unsecured promissory note in the amount of $25,000 with a three year term (the “Note”) provided Fifth Third successfully completes the foreclosure on or before February 28, 2010, unless extended as provided for in the agreement (the “Deadline”). Should Fifth Third fail to complete the foreclosure on or before the Deadline, Comstock Homebuilding shall not be required to provide the Note but the release issued by Fifth Third will nevertheless remain effective.

“The agreement reached with Fifth Third Bank represents another step forward for Comstock Homebuilding as we seek to complete our effort to stabilize Comstock and position our company for profitability in 2010.” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Although this loan was non-recourse to Comstock Homebuilding, resolving this matter helps ensure that we will be able to focus our energy on productive initiatives in the coming year.”

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. and Raleigh, N.C. metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the

Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.